EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149, 333-128151 and 333-174450 on Form S-8, Registration Statement No. 333-160394 of Form S-3, and Registration Statement Nos. 333-133911 and 333-160395 on Form S-4 of our reports dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries and the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois

February 27, 2012